Exhibit 35.2

ANNUAL COMPLIANCE CERTIFICATE

Goal Financial, LLC (the “Administrator”) hereby certifies as of December 31, 2006 as follows:

1.	The undersigned has reviewed, for the period beginning January 1, 2006 and ending December 31, 2006: (a) the activities of the Administrator as they related to the Administration Agreement dated as of May 25, 2006 (the “Administration Agreement”) between the Administrator, Goal Capital Funding Trust 2006-1 (the “Issuer”), Wilmington Trust Company (the “Delaware Trustee”), The Bank of New York (the “Indenture Trustee”) and The Bank of New York (the “Eligible Lender Trustee”) and (b) the Administrator’s performance under the Administration Agreement. The performance by the Administrator of its obligations under the Administration Agreement has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Administrator’s performance under the Administration Agreement, the Administrator has fulfilled all of its obligations under the Administration Agreement in all material respects for the period beginning January 1, 2006 and ending December 31, 2006.

This report is delivered pursuant to Item 1123 of Regulation AB.

GOAL FINANCIAL, LLC

By:	/s/ Seamus Garland
Name:	Seamus Garland
Title:	Secretary